EXHIBIT 99.1

Cortland Bancorp to Participate in the D.A. Davidson 17th Annual Financial Institutions Conference on May 11 -- 13, 2015, in Denver, CO

CORTLAND, Ohio, May 6, 2015 (GLOBE NEWSWIRE) -- Cortland Bancorp (OTCQB:CLDB), the holding company for Cortland Savings and Banking Company, today announced James M. Gasior, President and Chief Executive Officer, is scheduled to participate in the 17th Annual D.A. Davidson Financial Institutions Conference in Denver.

For more information on the conference, or to schedule a one-on-one meeting with Jim Gasior, please contact your D. A. Davidson representative or visit the conference website at http://www.davidsoncompanies.com/ecm/a_events/conf/conference.cfm?confid=351693

Conference attendance is by invitation only and registration is required.

About Cortland Bancorp

Cortland Bancorp is a financial holding company headquartered in Cortland, Ohio. Founded in 1892, the Company's bank subsidiary, The Cortland Savings and Banking Company conducts business through twelve full-service community banking offices located in the counties of Trumbull, Mahoning, Portage, and Ashtabula in Northeastern Ohio and two mortgage loan production offices, in Canfield and Fairlawn, Ohio. A thirteenth banking office is currently under construction in Mahoning County with an expected fourth quarter 2015 grand opening. For additional information about Cortland Banks visit http://www.cortland-banks.com.

About D.A. Davidson & Co.

D.A. Davidson & Co. is a full-service investment firm with operations across the country. D.A. Davidson's Equity Capital Markets Group provides a full suite of investment banking, institutional sales, trading, research and corporate services. D.A. Davidson's investment banking team provides merger and acquisition advisory services, provides access to public and private capital, and provides strategic advisory services for its corporate clients. In addition, the firm's industry-driven research teams offer award-winning research and are supported by a dedicated group of sales and trading professionals. The Equity Capital Markets Group is based in Portland, Ore., and operates from offices in Baltimore; Boston; Chicago; Denver; Great Falls, Mont.; Minneapolis; New York; Orange County, Calif.; Salt Lake City; and Seattle. D.A. Davidson & Co. is one of four firms within D.A. Davidson Companies, an 80 year-old, employee-owned financial services holding company.

www.davidsoncompanies.com or @DADavidsonCo.

CONTACT: James M. Gasior, President & CEO
         (330) 282-4111

         The Cereghino Group
         IR CONTACT: 206-388-5785